                                               Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 33-86310

PROSPECTUS SUPPLEMENT (To Prospectus dated November 18, 1994)

                                 $100,000,000
                            VASTAR RESOURCES, INC.
                    6% PUTABLE/CALLABLE NOTES (THE "NOTES")
              DUE APRIL 20, 2010, PUTABLE/CALLABLE APRIL 20, 2000

  The Notes due April 20, 2010 of Vastar Resources, Inc. (the "Company") bear interest at the rate of 6% per annum from the date of issuance to April 20, 2000 (the "Coupon Reset Date"). The Notes will be subject to mandatory redemption from the existing holders on the Coupon Reset Date, through either
(i) the exercise of the Call Option (as defined herein) by the Callholder (as defined below) or (ii) in the event the Callholder does not exercise the Call Option, the automatic exercise of the Put Option (as defined below) by the Indenture Trustee (as defined below) on behalf of the holders. If Union Bank of Switzerland, London branch, as Callholder (the "Callholder"), elects to purchase the Notes, the Notes will be acquired by the Callholder from the holders on the Coupon Reset Date at 100% of the entire principal amount thereof. Unpaid interest accrued to but excluding the Coupon Reset Date will be paid by the Company on such date to holders on the most recent Record Date (as defined herein) preceding the Coupon Reset Date. See "Description of the Notes--Call Option." If the Callholder for any reason does not purchase the Notes on the Coupon Reset Date, the Company will be required to repurchase the entire principal amount of the Notes from the holders thereof on the Coupon Reset Date at 100% of the principal amount thereof pursuant to the put option to be exercised by the Indenture Trustee on behalf of the holders under the terms of the Notes (the "Put Option"). Unpaid interest accrued to but excluding the Coupon Reset Date will be paid by the Company on such date to the holders on the most recent Record Date preceding the Coupon Reset Date. See "Description of the Notes--Put Option."

  The Notes will represent obligations of the Company and will be issued under the Indenture, dated as of January 1, 1995, as supplemented by the Supplemental Indenture, dated May 18, 1995, and as further supplemented by the Second Supplemental Indenture, dated April 16, 1998. Interest on the Notes is payable semi-annually on April 20 and October 20 of each year, commencing October 20, 1998. Except in the limited circumstances described herein (including the Put Option), the Notes are not subject to redemption by the Company prior to the Final Maturity Date (as defined herein).

  If the Callholder has elected to exercise the Call Option, the interest rate on the Notes will be reset effective on the Coupon Reset Date, pursuant to the Coupon Reset Process (as defined herein).

  Ownership of the Notes will be maintained in book-entry form by or through The Depository Trust Company ("DTC"). Interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants ("Participants"). The purchasers of the Notes will not have the right to receive physical certificates evidencing their ownership except under the limited circumstances referred to herein. Settlement for the Notes will be made in immediately available funds. All payments of principal and interest on the Notes will be made by the Company in immediately available funds as long as the Notes are maintained in book-entry form. Beneficial interests in the Notes may be acquired, or subsequently transferred, only in denominations of $1,000 and integral multiples thereof.

  SEE "RISK FACTORS" ON PAGE S-2 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES OFFERED HEREBY.

                               ---------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
  REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ---------------

                                  INITIAL PUBLIC   UNDERWRITING   PROCEEDS TO
                                 OFFERING PRICE(1) DISCOUNT(2)  COMPANY(1)(3)(4)
                                 ----------------- ------------ ----------------
Per Note........................      99.948%         0.25%         102.188%
Total...........................    $99,948,000      $250,000     $102,188,000

-------
(1) Plus accrued interest, if any, from April 21, 1998.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933 as amended. See "Underwriting".
(3) Before deducting estimated expenses of $85,000 payable by the Company.
(4) Represents consideration for the Notes, which includes consideration for the Call Option.

  The Notes are being offered by the Underwriters, as specified herein, subject to prior sale, when, as and if delivered to and accepted by them and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes will be made through the book-entry facilities of DTC on or about April 21, 1998.

                               ---------------
UBS SECURITIES                                                  LEHMAN BROTHERS

The date of this Prospectus Supplement is April 16, 1998.

  This prospectus supplement and the accompanying prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING THE PURCHASE OF NOTES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                USE OF PROCEEDS

  Net proceeds from the sale of the Notes will be used by the Company to refinance existing indebtedness of the Company and for general corporate purposes, including investments in, or extensions of credit to, the Company's subsidiaries. As of March 31, 1998, the Company's existing indebtedness had an average interest rate of 5.74%.

                                 RISK FACTORS

 Global Securities

  The Notes will initially be represented by global securities deposited with, or on behalf of, DTC and will not be issued as individual definitive securities to their purchasers. Consequently, unless and until such individual definitive securities are issued, such purchasers will not be recognized as holders of the Notes under the Indenture and DTC will be the sole holder for all purposes under the Indenture and the Notes. Hence, until such time, such purchasers will only be able to exercise the rights of holders of the Notes indirectly through DTC and its respective participating organizations and, as a result, the ability of any such purchaser to pledge the Notes to persons or entities that do not participate in DTC's system, or to otherwise act with respect to such Notes, may be limited. See "Description of Debt Securities-- Book-Entry Debt Securities" in the accompanying Prospectus.

                           DESCRIPTION OF THE NOTES

GENERAL

  The following description of the terms of the Notes supplements and, to the extent inconsistent therewith, replaces, the description of the general terms of the Securities (as defined in the Indenture referred to below) set forth in the accompanying Prospectus, to which description reference is made.

  The Notes are to be issued as a series of debt securities under the Indenture, dated as of January 1, 1995, between the Company and NationsBank of Texas, N.A., as supplemented by the Supplemental Indenture dated May 18, 1995, among the Company, Bank of Montreal Trust Company, as paying agent (the "Paying Agent"), NationsBank Texas, N.A., as resigning trustee, and Harris Trust and Savings Bank, as successor trustee (the "Indenture Trustee"), and as further supplemented by the Second Supplemental Indenture, dated April 16, 1998, among the Company, the Paying Agent and the Indenture Trustee (collectively, the "Indenture"), which is more fully described herein and in the accompanying Prospectus.

  The Notes will mature on April 20, 2010 (the "Final Maturity Date"). On the Coupon Reset Date, the holders of the Notes will be entitled to receive 100% of the principal amount thereof from either (i) the exercise by the Callholder of the Call Option or (ii) in the event the Callholder does not exercise the Call Option or fails for any reason to pay the Call Price to the Indenture Trustee when required, the exercise of the Put Option by the Indenture Trustee for and on behalf of the holders of the Notes. The Indenture Trustee will exercise the Put Option without the consent of, or notice to, the holders of the Notes.

  The principal amount of Notes will be $100,000,000 ("Principal Amount") and the Notes will be issuable only in registered form.

  The Notes will initially be represented by one or more global securities deposited with, or on behalf of, DTC and will not be issued as individual definitive securities to their purchasers, except in limited circumstances set forth in the Indenture. Consequently, unless and until such individual definitive securities are issued, such purchasers will not be recognized as holders of the Notes under the Indenture and DTC will be the sole holder for all purposes under the Indenture and the Notes. Hence, until such time, such purchasers will only be able to exercise the rights of holders of the Notes indirectly through DTC and its respective participating organizations and, as a result, the ability of any such purchaser to pledge the Notes to persons or entities that do not participate in DTC's system, or to otherwise act with respect to such Notes, may be limited. See "Description of Debt Securities-- Book-Entry Debt Securities" in the accompanying Prospectus.

  The Notes will bear interest at the rate of 6% per annum from the date of issuance to, but excluding, the Coupon Reset Date. If the Callholder elects to purchase the Notes pursuant to the Call Option, the Calculation Agent will reset the interest rate effective on the Coupon Reset Date, pursuant to the Coupon Reset Process described below. In that event, (i) the Notes will be purchased by the Callholder, in whole but not in part, at 100% of the principal amount thereof on the Coupon Reset Date, on the terms and subject to the conditions described herein, and (ii) on and after the Coupon Reset Date, the Notes will bear interest at the rate determined by the Calculation Agent in accordance with the procedures set forth below (the "Coupon Reset Process"). Unpaid interest accrued to but excluding the Coupon Reset Date will be paid by the Company on such date to the holders on the most recent Record Date preceding the Coupon Reset Date. See "Coupon Reset Process" below.

  If the Callholder for any reason does not purchase the Notes on the Coupon Reset Date, the Indenture Trustee will be required pursuant to the Indenture to exercise the Put Option without the consent of, or notice to, the holders of the Notes and, upon such exercise, the Company will be required on the Coupon Reset Date to repurchase the Notes from the holders thereof at 100% of the principal amount thereof. Unpaid interest accrued to but excluding the Coupon Reset Date will be paid by the Company on such date to the holders on the most recent Record Date preceding the Coupon Reset Date. See "Put Option" below.

  Interest will be payable on the Notes semi-annually on April 20 and October 20 of each year (each, an "Interest Payment Date"), commencing October 20, 1998, to the persons in whose name the Notes are registered on the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date (each, a "Record Date"). Interest will be calculated based on a 360 day year consisting of twelve 30 day months. "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York generally are authorized or obligated by law or executive order to be closed.

  The Notes will be issued in denominations of $1,000 and integral multiples thereof.

CALL OPTION; PUT OPTION

  (i) Call Option. Pursuant to the terms of the Notes, the Callholder has the right to purchase the Notes in whole but not in part on the Coupon Reset Date (the "Call Option"), at a price equal to 100% of the principal amount thereof (the "Call Price"), by giving notice to the Indenture Trustee (the "Call Notice"). Unpaid interest accrued to but excluding the Coupon Reset Date will be paid by the Company on such date to the holders on the most recent Record Date preceding the Coupon Reset Date. In order to exercise the Call Option, the Callholder must deliver the Call Notice to the Indenture Trustee, in writing, prior to 4:00 p.m., New York time, no later than 15 calendar days prior to the Coupon Reset Date. In the event of exercise of the Call Option,
(i) the Callholder shall deliver immediately available funds equal to the Call Price to the Indenture Trustee not later than 2:00 p.m., New York time, on the Business Day prior to the Coupon Reset Date, for payment of the Call Price on the Coupon Reset Date and (ii) the holders of the Notes shall be required to deliver the Notes to the Callholder against payment therefor on the Coupon Reset Date through the facilities of DTC.

  If the Callholder elects to exercise the Call Option, the obligation of the Callholder to pay the Call Price is subject to certain conditions precedent, including the following: (i) since the date of the Call Notice, no Event of Default (as defined in the Indenture) with respect to the Notes, or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the Notes, shall have occurred and be continuing; (ii) since the date of the Call Notice, no Market Disruption Event (as defined below) shall have occurred; and (iii) since the date of the Call Notice two or more Dealers (as defined below) shall have provided timely Bids in the manner described under "Coupon Reset Process." No holder of Notes or any interest therein shall have any rights or claims against the Callholder as a result of the Callholder purchasing or not purchasing the Notes.

  (ii) Put Option. If the Call Option has not been exercised, or in the event the Callholder is not required or fails to deliver the Call Price to the Indenture Trustee by 2:00 p.m., New York time, on the Business Day prior to the Coupon Reset Date, the Indenture Trustee will be required, for and on behalf of the holders of the Notes, to exercise the option to put the Notes to the Company pursuant to the Put Option. Upon exercise of the Put Option, the Company will be required to purchase all of the Notes on the Coupon Reset Date, at a purchase price equal to 100% of the entire principal amount thereof (the "Put Redemption Price"). Unpaid interest accrued to but excluding the Coupon Reset Date will be paid by the Company on such date to the holders on the most recent Record Date preceding the Coupon Reset Date. The Put Option will be exercised automatically by the Indenture Trustee, on behalf of the holders, if the Call Option has not been exercised. If the Put Option is exercised, the Company will deliver the Put Redemption Price to the Indenture Trustee by no later than 12:00 noon, New York time, on the Coupon Reset Date and the holders of Notes will be required to deliver the Notes to the Company against payment therefor on the Coupon Reset Date through the facilities of DTC. No holder of Notes or any interest therein shall have the right to consent or object to the Indenture Trustee's exercise of the Put Option. By its purchase of Notes, each holder irrevocably agrees that the Indenture Trustee shall exercise the Put Option relating to such Notes for and on behalf of such holder as provided herein.

COUPON RESET PROCESS

  Pursuant to the Indenture, UBS Securities LLC has been appointed the "Calculation Agent" for the Notes under the Indenture. If the Callholder has exercised the Call Option as set forth above under "Call Option," the Company and the Calculation Agent shall complete the following steps in order to determine the interest rate to be paid on the Notes from and including the Coupon Reset Date to the Final Maturity Date. The Company and the Calculation Agent shall use reasonable efforts to cause the actions contemplated below to be completed in as timely a manner as possible.

  (a) The Company shall provide the Calculation Agent with a list (the "Dealer List"), no later than seven Business Days prior to the Coupon Reset Date, containing the names and addresses of five dealers (each a "Dealer"), one of which shall be UBS Securities LLC, or its successor as Calculation Agent, from which it desires the Calculation Agent to obtain the Bids (as defined below) for the purchase of the Notes.

  (b) Within one Business Day following receipt by the Calculation Agent of the Dealer List, the Calculation Agent shall provide to each Dealer on the Dealer List (i) a copy of the Prospectus dated November 18, 1994 and a copy of this Prospectus Supplement, (ii) a copy of the form of Notes and (iii) a written request that each such Dealer submit a Bid to the Calculation Agent by 12:00 noon, New York time (the "Bid Deadline"), on the third Business Day prior to the Coupon Reset Date (the "Bid Date"). "Bid" shall mean an irrevocable written offer given by a Dealer for the purchase of all the Notes subject to the exercise of the Call Option settling on the Coupon Reset Date, and shall be quoted by such Dealer as a stated yield to maturity on the Notes ("Yield to Maturity"). The Calculation Agent shall also provide each Dealer with (i) the name of the Company, (ii) an estimate of the Purchase Price (which shall be stated as a United States Dollar amount and be calculated by the Calculation Agent in accordance with clause (c) below, (iii) the principal amount and maturity of the Notes and (iv) the method by which interest will be calculated on the Notes.

  (c) The entire purchase price to be paid by any Dealer for the Notes (the "Purchase Price") shall be equal to (i) the entire principal amount of the Notes plus (ii) a premium (the "Notes Premium") which shall be equal to the excess, if any, of (A) the discounted present value to the Coupon Reset Date of a bond with a maturity of April 20, 2010 which has an interest rate of 5.443%, semi-annual interest payments on each April 20 and October 20, commencing October 20, 2000, and a principal amount of $100,000,000, and assuming a discount rate equal to the Treasury Rate, over (B) $100,000,000. "Treasury Rate" means the per annum rate equal to the offer side yield to maturity of the current on-the-run 10-year United States Treasury Security per Telerate page 500 at 11:00 a.m., New York time, on the Bid Date (or such other date or time that may be agreed upon by the Company and the Calculation Agent) or, if such rate does not appear on Telerate page 500 at such time, the rates on GovPx End-of-Day Pricing at 3:00 p.m., New York time, on the Bid Date (or such other date or time that may be agreed upon by the Company and the Calculation Agent).

  (d) Immediately following receipt of the Bids, and in no event later than 12:30 p.m., New York time, on the Bid Date, the Calculation Agent shall provide written notice to the Company, setting forth (i) the names of each of the Dealers from whom the Calculation Agent received Bids on the Bid Date,
(ii) the Bid submitted by each such Dealer and (iii) the Purchase Price as determined pursuant to paragraph (c) above. Except as provided below, the Calculation Agent shall, on the Bid Date, select from the Bids received the Bid with the lowest Yield to Maturity (the "Selected Bid") and establish the coupon reset rate for the Notes (the "Coupon Reset Rate") at a rate equal to the interest rate which would amortize the Notes Premium fully over the term of the Notes at the Yield to Maturity indicated by the Selected Bid; provided, however, that if the Calculation Agent has not received a Bid from a Dealer by the Bid Deadline, the Selected Bid shall be the lowest of all Bids received by such time; and provided, further that if any two or more of the lowest Bids submitted are equivalent, the Company shall in its sole discretion select any of such equivalent Bids (and such selected Bid shall be the Selected Bid). The Calculation Agent will notify the Dealer that submitted the Selected Bid by 12:30 p.m., New York time, on the Bid Date that its Bid has been selected.

  (e) Immediately after calculating the Coupon Reset Rate, and in no event later than 12:30 p.m., New York time, on the Bid Date, the Calculation Agent shall provide written notice to the Company and the Indenture Trustee, setting forth the Coupon Reset Rate. The Company shall thereafter establish the Coupon Reset Rate as the new interest rate on the Notes, effective from and including the Coupon Reset Date, by delivering an officers' certificate to the Indenture Trustee on the Coupon Reset Date.

  (f) The Callholder shall sell the Notes to the Dealer that made the Selected Bid at the Purchase Price, such sale to be settled on the Coupon Reset Date in immediately available funds.

  If the Calculation Agent determines (which determination must be reflected in a written notice delivered by the Calculation Agent to the Company and the Indenture Trustee no later than 2:00 p.m., New York time, on the Business Day prior to the Coupon Reset Date) that (i) since the delivery of the Call Notice, an Event of Default with respect to the Notes, or an event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, with respect to the Notes shall have occurred and be continuing, (ii) since the delivery of the Call Notice, a Market Disruption Event (as described below) has occurred or (iii) fewer than two Dealers have provided Bids in a timely manner substantially as provided above, the Call Option will automatically terminate, and the Indenture Trustee will exercise the Put Option on behalf of the holders. "Market Disruption Event" shall mean any of the following, as determined by both the Calculation Agent and the
Company: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or the establishment of minimum prices in such exchange; (ii) a general moratorium on commercial banking activities declared by either federal or New York State authorities; (iii) any material adverse change in the existing financial, political or economic conditions in the United States of America; (iv) an outbreak or escalation of major hostilities involving the United States of America or the declaration of a national emergency or war by the United States of America; or (v) any material disruption of the U.S. government securities market, U.S. corporate bond market or U.S. federal wire system.

  The Indenture provides that the Calculation Agent may resign at any time as Calculation Agent, such resignation to be effective ten Business Days after the delivery to the Company and the Indenture Trustee of notice of such resignation. In that event, the Company shall appoint a successor Calculation Agent.

  The Calculation Agent, in its individual capacity, may buy, sell, hold and deal in Notes and, in its capacity as a holder, may exercise any vote or join in any action which any holder of Notes may be entitled to exercise or take as if it were not the Calculation Agent. The Calculation Agent, in its individual capacity, may also engage in any transaction with the Company as if it were not the Calculation Agent.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of certain United States Federal income tax considerations relating to the purchase, ownership and disposition of the Notes by an initial holder of Notes who purchases the Notes on the original issue date. This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change. The discussion does not deal with all Federal tax considerations applicable to all categories of investors, some of which may be subject to special rules. In addition, this summary is limited to investors who will hold the Notes as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

  INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

  An opinion of tax counsel is not binding on the Internal Revenue Service (the "Service") or the courts. Prospective investors should note that no rulings have been or are expected to be sought from the Service with respect to any of the Federal income tax considerations discussed below, and no assurance can be given that the Service will not take contrary positions.

 Treatment of Notes

  In the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, although there are no precedents directly applicable to instruments such as the Notes, the Notes should be treated as fixed rate debt instruments that mature on the Coupon Reset Date. Each holder should include in income the interest paid or accrued on the Notes in accordance with its usual method of accounting. Upon the sale, exchange, redemption or other disposition by a holder of Notes, the holder should recognize capital gain or loss equal to the difference between the amount realized from the disposition of the Notes (exclusive of amounts attributable to the payment of accrued interest, original issue discount, if any, or any market discount which has theretofore accrued on the Notes which has not been previously included in income, which will be taxable as ordinary income) and the holder's adjusted tax basis in the Notes at the time of the sale, exchange, redemption or other disposition. A holder's adjusted tax basis in Notes generally will equal the holder's purchase price for such Notes. In the case of a holder who is an individual, any capital gain recognized on the disposition of the Notes will generally be subject to U.S. Federal income tax at a rate of (i) 20%, if the holder's holding period in the Notes was more than 18 months at the time of such sale, exchange, redemption or other disposition, or (ii) 28%, if the holder's holding period in such Notes was more than one year, but not more than 18 months, at the time of such sale, exchange, redemption or other disposition. The ability to use capital losses to offset ordinary income in determining taxable income is generally limited.

  It is possible that the Service could contend that the Notes mature on the Final Maturity Date rather than the Coupon Reset Date. Because of the Coupon Reset Process, if the Notes were treated as maturing on the Final Maturity Date, holders would be subject to certain Treasury Regulations dealing with contingent debt obligations (the "Contingent Debt Regulations"). Under the Contingent Debt Regulations, each holder would be required (regardless of such holder's usual method of accounting) to include in income original issue discount for each interest accrual period in an amount equal to the product of the adjusted issue price of the Notes at the beginning of each interest accrual period and a projected yield to maturity of the Notes. The projected yield to maturity would be based on the "comparable yield" (i.e., the yield at which the Company would issue a fixed rate debt instrument maturing on the Final Maturity Date, with terms and conditions otherwise similar to those of the Notes). In addition, if the Contingent Debt Regulations applied, any gain recognized on the sale of Notes would be treated as interest income, while any losses would generally be ordinary to the extent of previously accrued original issue discount, and any excess would be capital loss. The ability to use capital losses to offset ordinary income in determining taxable income is generally limited.

 Foreign Holders of Notes

  Interest paid to a holder that is not a United States person (a "Foreign Holder") generally will not be subject to the 30% withholding tax generally imposed with respect to U.S. source interest paid to such persons, provided that such holder is not engaged in a trade or business in the United States in connection with which it holds such Notes, does not bear certain relationships to the Company and fulfills certain certification requirements. Under such certification requirements, the holder must certify, under penalties of perjury, that it is not a "United States person" and is the beneficial owner of the Notes, and must provide its name and address. For this purpose, "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any State thereof (including the District of Columbia), an estate the income of which is includible in gross income for United States Federal income tax purposes, regardless of its source, or a trust subject to the primary supervision of a court within the United States and the control of one or more U.S. fiduciaries with respect to substantial decisions.

  A Foreign Holder generally will not be subject to United States Federal income tax with respect to any gain recognized under the disposition of Notes unless (i) such gain is effectively connected with the conduct by the Foreign Holder of a trade or business in the United States, (ii) in the case of an individual holder, such Foreign Holder is present in the United States for 183 days or more in the taxable year during which the disposition occurs and certain other conditions are met or (iii) the Notes are treated as subject to the Contingent Debt Regulations and the holder fails to satisfy the certification requirements of the preceding paragraph.

 Backup Withholding

  Payments made on the Notes and proceeds from the sale of Notes will not be subject to a "backup" withholding tax of 31% unless, in general, the holder fails to comply with certain reporting procedures and is not an exempt recipient under applicable provisions of the Code.

  The United States Treasury Department has recently issued final regulations that impose certain new requirements for establishing an exemption from backup withholding.

                                 UNDERWRITING


  Subject to the terms and conditions set forth in the Underwriting Agreement dated as of April 16, 1998 (the "Underwriting Agreement") among the Company and the Underwriters named below (the "Underwriters"), with Union Bank of Switzerland, London branch, joining solely for purposes of the assignment of the Call Option, the Company has agreed to sell each of the Underwriters and each of the Underwriters has severally agreed to purchase, the principal amount of Notes set forth opposite its name below:

                                                                     PRINCIPAL
                                                                     AMOUNT OF
                             UNDERWRITER                               NOTES
                             -----------                            ------------
   UBS Securities LLC.............................................. $ 80,000,000
   Lehman Brothers Inc............................................. $ 20,000,000
                                                                    ------------
     Total......................................................... $100,000,000
                                                                    ============

  Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Notes, if any are taken.

  The Underwriters propose initially to offer the Notes to the public from time to time for sale in negotiated transactions or otherwise at prices relating to prevailing market prices at the time of the sale. The Underwriters may effect such transactions by selling Notes to or through certain dealers and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriters and any purchasers of Notes for who they act as agent. The Underwriters and any dealers that participate with the Underwriters in the distribution of Notes may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the Notes by them may be deemed to be underwriting compensation.

  The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Notes, but are not obligated to do so and may discontinue market making at any time without notice.

  The Company has agreed to indemnify each of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the Underwriters may be required to make in respect thereof.

  The Underwriters may engage in over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids with respect to the Notes in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Over-allotment transactions involve syndicate sales in excess of the offering size creating a syndicate short position. Stabilizing transactions permit bids to purchase the Notes so long as the bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the Notes originally sold by such syndicate member are purchased in a syndicate covering transaction. Such over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids may cause prices of the Notes to be higher than they would otherwise be in the absence of such transactions. Neither the Company nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither the Company nor the Underwriters make any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  In the ordinary course of business, the Underwriters and their affiliates have and may in the future engage in investment banking transactions with the Company and certain of its affiliates.

                                 LEGAL MATTERS

  The validity of the Notes will be passed upon for the Company by Albert D. Hoppe, Vice President and General Counsel of the Company. As of April 1, 1998, Mr. Hoppe owned options to purchase 67,358 shares of the Company's common stock, par value $0.01 per share. Certain legal matters will be passed upon for the Underwriters by its counsel, Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain Federal income tax matters will be passed upon for the Company by its special tax counsel, Skadden, Arps, Slate, Meagher & Flom LLP.

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  No person is authorized in connection with any offering made hereby to give any information or to make any representation other than as contained in this Prospectus Supplement or the Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or by any Underwriter. This Prospectus Supplement and the Prospectus do not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus Supplement and the Prospectus at any time nor any sale made hereunder shall under any circumstances create any implication that the information herein is correct as of any time subsequent to the date hereof. No action has been or will be taken in any jurisdiction by the Company or by any Underwriter that would permit a public offering of the shares of the securities offered hereby or possession or distribution of this Prospectus Supplement and the Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons into whose possession this Prospectus Supplement and the Prospectus come are required by the Company and the Underwriters to inform themselves about and to observe any restrictions as to the offering of the securities offered hereby and the distribution of this Prospectus Supplement and Prospectus.

                                ---------------

                               Table of Contents

                             Prospectus Supplement

                                                                            Page
                                                                            ----
Use of Proceeds............................................................  S-2
Risk Factors...............................................................  S-2
Description of the Notes...................................................  S-3
Certain Federal Income Tax Considerations..................................  S-6
Underwriting...............................................................  S-9
Legal Matters.............................................................. S-10
                                  Prospectus
Available Information......................................................    2
Documents Incorporated by Reference........................................    2
The Company................................................................    3
Use of Proceeds............................................................    3
Ratio of Earnings to Fixed Charges.........................................    3
Description of Debt Securities.............................................    4
Plan of Distribution.......................................................   11
Principal Stockholder; Control of the Company..............................   12
Experts....................................................................   12
Validity of Debt Securities................................................   12

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                                 $100,000,000

                           6% PUTABLE/CALLABLE NOTES
                                 (THE "NOTES")

                            VASTAR RESOURCES, INC.

                              DUE APRIL 20, 2010,
                        PUTABLE/CALLABLE APRIL 20, 2000

                                ---------------

                             PROSPECTUS SUPPLEMENT
                                April 16, 1998
                (Including Prospectus dated November 18, 1994)

                                ---------------

                                UBS SECURITIES

                                LEHMAN BROTHERS


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